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                                                                     EXHIBIT 11


                             AFTERMARKET TECHNOLOGY CORP.

                   STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                           Three Months Ended September 30,      Nine Months Ended September 30,
                                                                1998              1997               1998                1997
                                                              -----------      ------------         -----------        -----------
                                                                      (Unaudited)                           (Unaudited)
Income before extraordinary item                                 $ 2,553          $   5,652            $ 12,854          $ 17,131

Extraordinary item - net of income tax benefit                       170                  -                 533             3,749
                                                                --------         ----------           ---------         ---------
Net income per statements of income                              $ 2,383          $   5,652            $ 12,321          $ 13,382
                                                                --------         ----------           ---------         ---------
                                                                --------         ----------           ---------         ---------
Shares:

Weighted average common shares outstanding                        19,991             17,127              19,929            17,036

Net effect of stock options and warrants
   outstanding, calculated using the treasury
   stock method at the average price for the period                1,100              1,890               1,274             1,891
                                                                --------         ----------           ---------         ---------
Total                                                             21,091             19,017              21,203            18,927
                                                                --------         ----------           ---------         ---------
                                                                --------         ----------           ---------         ---------
Diluted earnings per common share:
   Income before extraordinary item                              $  0.12          $    0.30            $   0.61          $   0.90
   Extraordinary item, net of income tax benefit                   (0.01)                 -               (0.03)            (0.20)
                                                                --------         ----------           ---------         ---------
Net income per share                                             $  0.11          $    0.30            $   0.58          $   0.70
                                                                --------         ----------           ---------         ---------
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